UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 21, 2010.

Duckwall-ALCO Stores, Inc.
(Exact name of registrant as specified in its charter)

Kansas	0-20269	48-0201080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Cottage
Abilene, Kansas 67410-2832
 (Address of principal executive offices) (Zip Code)

(785) 263-3350
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2010, the Compensation Committee of Duckwall-ALCO Stores, Inc., (the "Company") met and approved (i) an increase of the base salary of Donny R. Johnson, Executive Vice President-Chief Financial Officer (“Johnson”); (ii) an increase of the base salary of Edmond C. Beaith, Senior Vice President-Chief Information Officer (“Beaith”); and (iii) discretionary performance bonus payments to Johnson, Beaith and Tom L. Canfield, Jr., Senior Vice President-Logistics and Administration (“Canfield”) in recognition of each Johnson, Beaith and Canfield’s performance and efforts that have exceeded the expectations of the Company.

Effective July 1, 2010 Johnson’s base salary shall be increased to $290,000.00 and Beaith’s base salary shall be increased to $205,000.00. All other terms and conditions of both Johnson and Beaith’s current Employment Agreements with the Company remain unchanged.

Johnson shall be awarded a bonus payment in the amount of $25,000.00, Beaith shall be awarded a bonus in the amount of $15,000.00, and Canfield shall be awarded a bonus in the amount of $15,000.00. The discretionary performance bonus payments discussed herein are not part of a compensatory plan or arrangement, but are in addition to each Johnson, Beaith and Canfield’s base salary. The discretionary bonus payments awarded to Johnson, Beaith and Canfield are one time payments and the grant of these bonuses does not contemplate any additional bonus awards in the future. These discretionary bonuses shall be paid on or before July 15, 2010.

Item 7.01	Regulation FD Disclosure

The information set forth in Item 5.02 is incorporated herein by reference, in its entirety, into this Item 7.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2010	DUCKWALL-ALCO STORES, INC. By: /s/ Richard E. Wilson Richard E. Wilson President and Chief Executive Officer